Exhibit (d)(4)

MUTUAL NONDISCLOSURE AGREEMENT

This Mutual Nondisclosure Agreement (this “Agreement”) is entered into this 2nd day of July, 2011, by and between Yahoo! Inc., a Delaware corporation (“Yahoo”) and the undersigned entity (“Counterparty”). Yahoo and Counterparty hereby agree as follows:

In connection with our mutual consideration of a possible strategic transaction (a “Transaction”) Yahoo and Counterparty expect to make available to one another certain information concerning their respective businesses including, but not limited to, technology, financial forecasts, financial condition, operations, assets and liabilities and business strategies. As a condition to such information being furnished to each party and its subsidiaries, directors, officers, employees, agents or advisors (including, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Representatives”), each party agrees to treat all Evaluation Material in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.

1.    Evaluation Material. The term “Evaluation Material” shall be deemed to include all information concerning the other party (whether prepared by the disclosing party or its Representatives) which is furnished to a party or to its Representatives in connection with the parties’ evaluation of a possible Transaction, in each case by or on behalf of the disclosing party in accordance with the provisions of this Agreement. The term “Evaluation Material” also shall include all notes, analyses, compilations, studies, interpretations or other documents prepared by each party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such party or its Representatives pursuant hereto which is not available to the general public. Notwithstanding the foregoing, the term “Evaluation Material”

does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving party or its Representatives; (ii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided that to the receiving party’s knowledge, the source of such information is not and was not bound at the time of delivery by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party; (iii) is or becomes available to the receiving party on a non-confidential basis from a source that to the receiving party’s knowledge, is not and was not bound at the time such information becomes available by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the disclosing party with respect to such information; or (iv) is independently developed by the receiving party without use of Evaluation Material.

2.    Use of Evaluation Material. Each party hereby agrees that it and its Representatives shall use the other’s Evaluation Material solely for the purpose of evaluating a possible Transaction between the parties. Each party and its Representatives will keep the Evaluation Material confidential and will not disclose for any purpose any of the other’s Evaluation Material in any manner whatsoever; provided, however, that (i) the receiving party may make any disclosure of such information to the extent to which the disclosing party gives its prior written consent and (ii) any of such information may be disclosed to the receiving party’s Representatives who need to know such information for the sole purpose of evaluating a possible Transaction between the parties, provided that each such Representative agrees to treat such information as confidential. Each party agrees to be responsible for any breach of this Agreement by any of its Representatives.

3.    Non-Disclosure. In addition, each party agrees that, without the prior written consent of the other party, neither the receiving party nor its Representatives will disclose to any other person the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a possible Transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided that a party may make such disclosure subject to the provisions of Section 4 hereof.

4.    Required Disclosure. In the event that a party or its Representatives are requested or required by applicable law, regulation or legal process (including oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the other party’s Evaluation Material, the party requested or required to make the disclosure shall provide the other party with prompt notice, unless notice is prohibited by law, of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, the party requested or required to make the disclosure or any of its

Representatives are nonetheless, under the advice of counsel, legally required to disclose the other party’s Evaluation Material, the party requested or required to make the disclosure or its Representative may, without liability hereunder, disclose only that portion of the other party’s Evaluation Material which such counsel advises is legally required to be disclosed.

5.    Independent Development. The disclosing party understands that the receiving party may currently or in the future be developing information internally, or receiving information from other parties that may be similar to the disclosing party’s Evaluation Material. Nothing in this Agreement will prohibit the receiving party from developing (or having developed for it) products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the disclosing party’s Evaluation Material provided that the receiving party does not violate any of its obligations under this Agreement. Neither party shall have any obligation to limit or restrict the assignment of its employees or consultants as a result of such party having had access to Evaluation Material. Each party acknowledges that the other party’s personnel may retain certain information in their memories from access to the Evaluation Material. The portion(s) of such information, which are retained in such a person’s unaided memory without reference to any copies of Evaluation Material in written, electronic or other fixed form, shall be known as “Residual Information.” Subject to any copyrights, mask work rights or patent rights of the disclosing party, utilization of such Residual Information by the receiving party will not in itself constitute a breach of this Agreement.

6.    Return of Evaluation Material. At any time upon the request of either disclosing party for any reason, each receiving party will promptly deliver to the disclosing party or destroy all written Evaluation Material furnished to the receiving party or its Representatives by or on behalf of the disclosing party pursuant hereto (including all copies thereof and extracts therefrom). In no event shall either party be obligated to disclose or provide the Evaluation Material prepared by it or by its Representatives, privileged communications or independently developed materials to the other party. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives, unless otherwise provided herein, will continue to be bound by its obligations of confidentiality and other obligations hereunder for a period of one (1) year from the date hereof, provided that with respect to trade secrets, the obligation of confidentiality shall continue for so long as such information is subject to protection as a trade secret by the disclosing party.

7.    No Representation of Accuracy. Each party understands and acknowledges that neither party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available by it or to it. Each party agrees that neither party nor any of its Representatives shall have any liability to the other party or to any of its Representatives relating to or resulting from the use of or reliance upon such other party’s Evaluation Material or any errors therein or omissions therefrom. With respect to the Evaluation Material, only those representations or warranties which are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

8.    No Further Obligations. Each party understands and agrees that no contract or agreement providing for any Transaction involving the parties shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Each party also agrees that unless and until a final definitive agreement regarding a Transaction between the parties has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to provide or not provide Evaluation Material to the receiving party under this Agreement, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction between the parties, and to terminate discussions and negotiations at any time.

9.    Injunctive Relief. It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by either party or any of its Representatives and that the non-breaching party may be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed within such State without regard to choice of law rules.

11.    Term. This Agreement between the parties shall expire on the earlier of (a) the execution of a definitive agreement between the parties (unless otherwise provided in such agreement) and (b) one year from the date hereof, provided that the terms of paragraph 6 shall survive the termination or expiration of this Agreement, and provided further that such expiration shall not relieve any party for liability for breach of this Agreement occurring before such expiration.

12.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.    Miscellaneous.

(a)    Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” and (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    No failure or delay by a party or any of its Representatives in exercising any right, power or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

(c)    In case any provision of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

(d)    This Agreement contains the entire and sole agreement between the parties concerning the subject matter hereof. This Agreement may be changed only by a written agreement signed by the parties hereto or their authorized representatives.

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding Agreement between Yahoo and the undersigned Counterparty. This Agreement may be executed by a facsimile signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Yahoo! Inc.

By:	/s/ Marcus Shen
Name: Marcus Shen
Title: Head of Corporate Development
Facsimile: 408.349.7721

Interclick, Inc. Inc.

By:	/s/ Michael Katz
Name: Michael Katz
Title: Chief Executive Officer
Facsimile: 646.558.1223